Use these links to rapidly review the document
TABLE OF CONTENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Ecolab Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Ecolab Inc.
370 Wabasha Street N.
St. Paul, MN 55102-1390
651-293-2233

March 31, 2003

Dear Fellow Stockholder:

You are cordially invited to join us for our Annual Meeting of Stockholders, to be held at 10:00 a.m. on Friday, May 9, 2003 in the McKnight Theatre of the Ordway Center for the Performing Arts, 345 Washington Street, Saint Paul, Minnesota 55102. The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be conducted at the meeting. We urge you to read both carefully.

We hope you plan to attend the meeting. However, if you will not be able to join us, we encourage you to exercise your right as a stockholder and vote. Please sign, date and promptly return the accompanying proxy card, or make use of either our telephone or Internet voting services. Stockholders not in attendance may listen to a broadcast of the meeting on the Internet. Webcast instructions will be available on-line at www.ecolab.com/investor.

Sincerely,

Allan L. Schuman
Chairman of the Board and
Chief Executive Officer

YOUR VOTE IS IMPORTANT. WE RECOMMEND YOU SUBMIT YOUR PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. PLEASE REFER TO THE ACCOMPANYING MATERIALS FOR VOTING INSTRUCTIONS.

TABLE OF CONTENTS

NOTICE OF MEETING
VOTING PROCEDURES
Voting Shares and Quorum
Voting by Plan Participants
Revoking Your Proxy
Householding Information
Vote Tabulation
Discretionary Voting
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
BOARD COMMITTEES
ELECTION OF DIRECTORS
Nominees for Election to the Board of Directors — Class II (For a term ending 2006)
Members of Board of Directors Continuing in Office — Class III (For a term ending 2004)
Members of Board of Directors Continuing in Office — Class I (For a term ending 2005)
EXECUTIVE COMPENSATION
Report of the Compensation Committee on Executive Compensation
Summary Compensation Table
Option Grants in 2002
Aggregated Option Exercises in 2002 and December 31, 2002 Option Values
Comparison of Five-Year Cumulative Total Return
Pension Plan Table
CERTAIN TRANSACTIONS
STOCKHOLDER AGREEMENT
COMPANY TRANSACTIONS
PROPOSAL TO AMEND ECOLAB'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK
AUDIT COMMITTEE REPORT
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
INDEPENDENT ACCOUNTANT'S FEES
OTHER MATTERS
Proxy Solicitation
Future Stockholder Proposals — Deadline for Inclusion in Proxy
Other Stockholder Proposals/Director Nominations — Deadline for Consideration
APPENDIX
DIRECTIONS TO THE ECOLAB ANNUAL MEETING

i

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 9, 2003

To the Stockholders of Ecolab Inc.:

The Annual Meeting of Stockholders of Ecolab Inc. will be held on Friday, May 9, 2003 at 10:00 a.m. in the McKnight Theatre of the Ordway Center for the Performing Arts, 345 Washington Street, Saint Paul, Minnesota 55102 for the following purposes (which are more fully explained in the Proxy Statement):

  (1)
  To elect four Class II Directors to a term to end at the third subsequent Annual Meeting;

  (2)
  To amend Ecolab's Restated Certificate of Incorporation to increase the authorized Common Stock;

  (3)
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the current year ending December 31, 2003; and

  (4)
  To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 18, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting, please complete and return the accompanying proxy in the enclosed envelope. Or, you may vote by telephone or the Internet. If you attend the meeting, you may vote your shares in person even though you have previously returned your proxy by mail, telephone or the Internet.

                      By Order of the Board of Directors

                      Lawrence T. Bell
                      Senior Vice President — Law,
                      General Counsel and Secretary

March 31, 2003

ii

ECOLAB INC.
370 Wabasha Street North, St. Paul, Minnesota 55102

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2003

The Board of Directors of Ecolab Inc. ("Ecolab" or the "Company") is using this proxy statement to solicit proxies from the holders of Ecolab Common Stock, par value $1.00 per share ("Common Stock") for use at the Annual Meeting of Ecolab Stockholders. We are first mailing this proxy statement and accompanying form of proxy to Ecolab stockholders on or about March 31, 2003.

  •
  Meeting Time and Place: Friday, May 9, 2003 at 10:00 a.m., Central time in the McKnight Theatre at the Ordway Center for the Performing Arts, 345 Washington Street, Saint Paul, Minnesota 55102.

  •
  Purpose of the Meeting is to Vote on the Following Items:
  1.
  To elect four Class II Directors to a term ending in 2006;

  2.
  To amend Ecolab's Restated Certificate of Incorporation to increase the authorized Common Stock;

  3.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the current year ending December 31, 2003; and

  4.
  To transact such other business as may properly come before the meeting, and any adjournment or postponement thereof.

  •
  Record Date: The record date for shares entitled to vote at the meeting is March 18, 2003.

  •
  Shares Entitled to Vote: As of March 18, 2003, the record date for the meeting, there were 130,350,341 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Shares held by Ecolab in its treasury are not voted.

VOTING PROCEDURES

Quorum — A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Shares held by Ecolab in its treasury do not count toward a quorum.

A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Voting by Plan Participants — Generally, you will receive only one proxy card covering all the shares you hold:

  •
  In your own name;

  •
  In the Ecolab Dividend Reinvestment Plan sponsored by EquiServe Trust Company, N.A., if any; and

  •
  If you are an Ecolab employee living in the United States, Puerto Rico, or Canada,

    a)
    in the Ecolab Savings Plan*; plus

    b)
    in the Ecolab Stock Purchase Plan administered by Computershare Limited or the Ecolab Canada Share Purchase Plan administered by Fastrak Systems, Inc.

    *If you participate in the Ecolab Savings Plan (the "Plan"), you are entitled to direct Fidelity Management Trust Company (the "Trustee") to vote (or not to vote) the equivalent number of shares of Common Stock credited to your Plan account. Your proxy card will serve as a voting instruction to the Trustee and if your instructions are timely received, the Trustee will follow your voting instructions. If you do not timely submit your voting instructions, or fail to specify instructions, the Trustee will vote your Plan shares in the same proportion as to each respective proposal as the shares for which voting instructions have been received from other Plan participants. To allow sufficient time for voting of your shares by the Trustee, your voting instructions should be received by May 7, 2003 to ensure tabulation.

If you hold Ecolab shares through any other Ecolab plans, you will receive voting instructions from that plan's administrator.

How to Vote by Proxy—You may vote in person by ballot at Ecolab's Annual Meeting or by submitting a proxy. We recommend you submit your proxy even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

Revoking Your Proxy — You may revoke your proxy at any time before it is voted by:

  •
  timely delivery of a valid, later-dated proxy, including a proxy given by telephone or Internet;

  •
  timely delivery of written notice to Ecolab's Corporate Secretary before the meeting that you have revoked your proxy; or

  •
  voting by ballot at the Ecolab Annual Meeting.

Householding Information — Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy soliciting material. This means that you and other holders of the Company's Common Stock in your household may not receive separate copies of the Company's Proxy Statement or Annual Report. The Company will promptly deliver an additional copy of either document to any stockholder upon request to: Corporate Secretary, Ecolab Inc., 370 Wabasha Street North, Saint Paul, MN 55102; telephone (651) 293-2233; or e-mail investor.info@ecolab.com.

Vote Tabulation

Proposal 1: Election of Directors — The directors shall be elected by a plurality of the votes cast. The four director nominees receiving the highest vote totals will be elected. Shares represented by proxies which contain instructions to "withhold" voting authority on one or more nominees will not affect the election of nominees receiving a plurality of the votes cast. It is intended that proxies solicited by the Board of Directors will (unless otherwise directed) be voted FOR the election of the four nominees named in this Proxy Statement. If, for any reason, any nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted FOR such substituted nominee as is selected by the Board of Directors, or the Board of Directors, at its option, may reduce the number of directors to constitute the entire Board.

Proposal 2: Amend Ecolab's Restated Certificate of Incorporation to Increase the Authorized Common Stock — The affirmative vote of a majority of the Company's outstanding Common Stock entitled to vote at the Annual Meeting is required to approve the proposal. Therefore, abstentions and broker non-votes will effectively count as votes against the proposal. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR the proposal to increase the authorized Common Stock.

Proposal 3: Ratification of Independent Accountants — The affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall constitute ratification of the appointment of PricewaterhouseCoopers LLP. Therefore, abstentions and broker non-votes do not count as votes either for or against ratification of the appointment. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment.

Discretionary Voting — We are not currently aware of any other business to be acted upon at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment, including to adjourn the meeting.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to entities which have reported to the Securities and Exchange Commission ("SEC") or have advised the Company that they are a "beneficial owner," as defined by the SEC rules and regulations, of more than 5% of the Company's outstanding Common Stock.

		Amount and Nature of Beneficial Ownership
	Name and Address of Beneficial Owner			Percent of Class (1)
Class

Common	Henkel Chemie VmbH Henkelstrasse 67 Postfach 1100 40191 Düsseldorf Germany	21,679,612	(2)	16.7%
Common	HC Investments, Inc. 1105 North Market Street Suite 1300 Wilmington, DE 19899	14,666,664	(3)	11.3%
(1)
The percent of class is based on the number of voting shares outstanding as of March 18, 2003.
(2)
As last reported to the SEC by Henkel Chemie VmbH on Form 3, filed January 9, 2003. Henkel Chemie VmbH is a wholly-owned, direct subsidiary of Henkel KGaA of Düsseldorf, Germany. Henkel KGaA is a partnership limited by shares organized under the laws of Germany. The Company understands that the majority of the voting stock of Henkel KGaA is controlled by the members of the Henkel family. Voting shares of the Company beneficially owned by Henkel Chemie VmbH are subject to an agreement containing certain restrictions pertaining to, among other things, maximum shareholding, transfer and voting rights. For a description of the agreement, see the information found on pages 20 and 21 hereof under the heading "Stockholder Agreement."
(3)
HC Investments, Inc., a Delaware corporation, is an indirect, wholly-owned subsidiary of Henkel KGaA. Voting shares of the Company beneficially owned by HC Investments, Inc. are bound by the terms of the agreement between the Company and Henkel KGaA, as described on pages 20 and 21 hereof.

SECURITY OWNERSHIP OF MANAGEMENT

In general, "beneficial ownership" includes those shares of Common Stock which a director or executive officer has the power to vote or transfer, as well as stock options that are exercisable currently or within 60 days. On March 18, 2003, the other current executive officers and the directors of the Company owned, in the aggregate, 3,340,047 shares of Common Stock which is approximately 2.4% of shares outstanding. (As required by SEC disclosure rules, "shares outstanding" for this purpose includes options exercisable within 60 days.) The detail of beneficial ownership is set forth in the following table.

Non-employee directors also have interests in stock units under the Company's 2001 Non-Employee Director Stock Option and Deferred Compensation Plan. The stock units are Common Stock equivalents. The stock units are credited to a deferred stock unit account and will be paid in the form of Common Stock when a director leaves the Board. Although the stock units may not be voted or transferred, they are shown in the table below because they represent part of the total economic interest of the directors in Company stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Stock Units	Total	Percentage of Outstanding Shares Beneficially Owned

Allan L. Schuman	1,676,506	(1)(2)	0	1,676,438	1.2%
John P. Spooner	434,654	(1)(2)	0	434,627	*
Douglas M. Baker, Jr.	120,614	(1)(2)	0	120,581	*
Maurizio Nisita	280,094	(1)(2)	0	280,074	*
Steven L. Fritze	116,390	(1)(2)	0	116,374	*
Leslie S. Biller	36,716	(2)	7,769	44,485	*
Jerry A. Grundhofer	18,600	(2)	6,123	24,723	*
Stefan Hamelmann	7,200	(2)	1,227	8,427	*
James J. Howard	29,132	(2)	13,557	42,869	*
William L. Jews	21,339	(2)	4,546	25,885	*
Joel W. Johnson	33,958	(2)	8,639	42,597	*
Jochen Krautter	3,900	(2)	512	4,412	*
Ulrich Lehner	7,200	(2)	1,227	8,427	*
Jerry W. Levin	51,247	(2)	9,286	60,533	*
Robert L. Lumpkins	20,913	(2)	2,665	23,578	*
Current Directors and Executive Officers as a Group (20 persons)	3,340,047	(3)			2.4%
*
Indicates beneficial ownership of less than 1% of the Company's outstanding stock.
(1)
Includes the following shares held by officers in the Ecolab Savings Plan as of the last Plan report: Mr. Schuman, 12,690; Mr. Spooner, 2,161; Mr. Baker 3,647; Mr. Nisita, 8,167; and Mr. Fritze 9,855.
(2)
Includes the following shares which could be purchased under Company-granted stock options within 60 days from March 18, 2003: Mr. Schuman, 1,369,166; Mr. Spooner, 411,592; Mr. Baker, 100,897; Mr. Nisita, 181,990; Mr. Fritze, 105,511; Mr. Biller, 26,716; Mr. Grundhofer, 16,000; Mr. Hamelmann, 7,200; Mr. Howard, 15,400; Mr. Jews, 21,339; Mr. Johnson, 32,800; Mr. Krautter, 3,900; Mr. Lehner, 7,200; Mr. Levin, 41,885; and Mr. Lumpkins, 20,513.
(3)
Includes 2,528 shares held by or on behalf of family members of directors and executive officers, 55,101 shares held for executive officers in Company-sponsored employee benefit plans as of the last plan reports, 2,544,667 shares to which these persons have the right to acquire beneficial ownership within 60 days of March 18, 2003, by the exercise of Company-granted stock options and 34,840 shares held by executive officers under Company-granted restricted stock awards which are subject to events of forfeiture.

BOARD COMMITTEES

The business and affairs of the Company are managed under the overall direction of the Board of Directors. To assist it in carrying out its duties, the Board has delegated certain authority to four standing committees: Audit, Compensation, Finance and Governance.

Audit Committee — The current Committee members are Messrs. Howard (Chairman), Jews, Johnson (Vice Chairman) and Lumpkins. The Committee met six times during the past year. In addition, the Committee Chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement for the first three calendar quarters of 2002 with the Company's Chief Financial Officer and Controller and with the Company's independent accountants prior to the announcement. The full Committee met to discuss the financial information contained in the fourth quarter earnings announcement prior to the announcement.

The Committee, which is composed entirely of non-employee directors, assists the Board of Directors in fulfilling its responsibilities to monitor (a) the quality and integrity of the Company's consolidated financial statements and management's financial control of operations, (b) the independence and performance of the independent accountants, (c) the role and performance of the internal audit function, and (d) the Company's compliance with legal and regulatory requirements. The Committee meets regularly with the Company's management and internal auditors, and with the Company's independent accountants.

The Board of Directors has adopted a written charter for the Audit Committee. A report of the Audit Committee is found under the heading "Audit Committee Report" on pages 24 and 25 hereof.

The Board of Directors has determined that each member of the Audit Committee is "independent," as independence is defined in Sections 303.01(B)(2)(a) and (3) of the Listing Standards of the New York Stock Exchange, the primary exchange on which the Common Stock of the Company is listed.

Compensation Committee — The current Committee members are Messrs. Biller (Chairman), Grundhofer, Johnson (Vice Chairman) and Levin. The Committee met four times during the past year. The Committee is composed entirely of non-employee directors. The principal functions of this Committee are to review and approve (a) the Company's overall compensation policy and executive salary plan, (b) the base salary of corporate officers, and (c) the design, establishment, amendment and termination of the Company's employee benefit plans and related trusts. The Committee also administers the Company's stock and cash-based incentive (i.e., bonus) plans for executives, and makes recommendations to the Board with respect to the design and establishment of significant long-term executive compensation and benefit plans. Certain actions of the Committee relative to officers of the Company who also serve as directors may be subject to ratification by the Board. To assist the Committee in the design and review of executive compensation programs, the Board has selected and retained an independent compensation consultant who reports directly to the Committee. A report by the Committee on executive compensation is located on pages 12 and 13 hereof.

Finance Committee — The current Committee members are Messrs. Howard, Jews (Chairman), Krautter, Lehner and Lumpkins (Vice Chairman). The Committee met four times during the past year. The principal functions of this Committee are to review and make recommendations to the Board concerning (a) management's financial and tax policies and standards, (b) the Company's financing requirements, including the evaluation of management's proposals concerning funding vehicles to meet such requirements, (c) dividends, (d) the Company's capital expenditure budget, and (e) adequacy of insurance coverage. The Committee also evaluates acquisitions and divestitures of businesses from a financial standpoint. The Committee oversees a management committee which is charged with monitoring the performance of trust assets held in the Company's benefit plans and reviews the Company's investor relations program.

Governance Committee — The current Committee members are Messrs. Biller, Grundhofer (Vice Chairman) Hamelmann, Lehner and Levin (Chairman). The Committee met four times during the past year. The Governance Committee (a) reviews and recommends to the Board policies for the composition of the Board, (b) identifies, interviews, evaluates and recommends to the Board prospective director nominees, (c) reviews and makes recommendations to the Board with regard to compensation for Board service, (d) reviews and recommends to the Board changes in the Company's Certificate of Incorporation and By-Laws, (e) reviews and recommends to the Board with respect to Board organization, management succession and corporate governance principles, social responsibility and the Company's environmental practices, (f) leads the Board's Chief Executive Officer evaluation and Board effectiveness review processes, and (g) undertakes projects which do not fall within the jurisdiction of other committees of the Board. Recommendations by stockholders of potential director nominees may be directed to the Governance Committee in care of the Secretary of the Company, at the Company address located at the top of page 1.

ELECTION OF DIRECTORS

There were four meetings of the Board of Directors during the year ended December 31, 2002. Each director attended at least 75% of Board and Committee meetings. Overall attendance at Board and Committee meetings was 98%.

Under the Company's Restated Certificate of Incorporation, the number of directors is determined exclusively by the Board. Currently, the Board has fixed the number of directors at 11.

Pursuant to the agreement between the Company and Henkel KGaA ("Henkel") described on pages 20 and 21 hereof under the heading "Stockholder Agreement," Henkel is entitled to designate a number of persons to be nominated for election to the Company's Board of Directors proportionate to Henkel's shareholding in the Company rounded down to the nearest whole number. As of March 18, 2003, Henkel beneficially owned approximately 28% of the Company's outstanding Common Stock and was accordingly entitled to designate three directors. Messrs. Stefan Hamelmann, Jochen Krautter and Ulrich Lehner have been appointed or elected to the Board pursuant to designation by Henkel.

The Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years.

The term of Class II Directors expires with this Annual Meeting of Stockholders. Messrs. Biller, Grundhofer, Krautter and Schuman are the nominees for election to the Board as Class II Directors. All have previously served as directors of the Company. Class II Directors being elected at the current Annual Meeting will serve until the 2006 Annual Meeting expected to be held in May 2006, or until their successors have been duly elected and qualified. The directors of Class I and Class III will continue in office. The Board of Directors recommends a vote FOR the election of the four nominees named in this Proxy Statement.

The Board of Directors has no reason to believe that any of the named nominees is not available or will not serve if elected.

The following information with regard to business experience has been furnished by the respective directors or nominees or obtained from the records of the Company.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS—CLASS II
(FOR A TERM ENDING 2006)

LESLIE S. BILLER,  age 55.

Retired Vice Chairman and Chief Operating Officer of Wells Fargo & Company, a diversified financial services company. Director of Ecolab since 1997. Chairman of the Compensation Committee and member of the Governance Committee.

After holding various positions with Citicorp and Bank of America, Mr. Biller joined Norwest Corporation in 1987 as Executive Vice President in charge of strategic planning and acquisitions for Norwest Banking. Appointed Executive Vice President in charge of South Central Community Banking in 1990. He served as President and Chief Operating Officer of Norwest Corporation from February 1997 until its merger with Wells Fargo in November 1998. Mr. Biller retired from Wells Fargo & Company in October 2002. He currently serves as an Advisory Director of PG&E Corporation.

JERRY A. GRUNDHOFER,  age 58.

Chairman of the Board, President and Chief Executive Officer of U.S. Bancorp, a financial services holding company. Director of Ecolab since 1999. Vice Chairman of the Governance Committee and member of the Compensation Committee.

Following an extensive career in the commercial banking industry, including serving as Vice Chairman of BankAmerica Corporation, Mr. Grundhofer joined Star Banc Corporation as Chairman of the Board, President and Chief Executive Officer in 1993. In November 1998, Star Banc merged with Firstar Corporation and he assumed the position of President and Chief Executive Officer of Firstar Corporation. In February 2001, following a merger of Firstar Corporation and U.S. Bancorp, Mr. Grundhofer was named President and CEO of U.S. Bancorp and added the position of Chairman of the Board in January 2003. Director of U.S. Bancorp and The Midland Company.

JOCHEN KRAUTTER,  age 60

Chief Financial Officer and member of the Management Board of Henkel KGaA, Düsseldorf, Germany a manufacturer of chemicals, household and personal care products and adhesives. Director of Ecolab since March 2002. Appointed to the Board pursuant to an understanding between the Company and Henkel (see information found at page 7 hereof under the heading "Election of Directors"). Member of the Finance Committee.

Mr. Krautter joined Henkel KGaA in 1973 and held various positions in sales, marketing and management. Named to the Executive Board of Henkel in 1992. From 1992 - 1999 he was responsible for Henkel's Surface Technologies Business, Information Systems and Latin America operations. Appointed Chief Financial Officer in May 2000. Member of the Supervisory Boards of BASF Coatings AG and of Dresdner Bank Latin America.

ALLAN L. SCHUMAN,  age 68.

Chairman of the Board and Chief Executive Officer of Ecolab. Director of Ecolab since 1991.

Mr. Schuman joined Ecolab in 1957. After service in numerous executive positions including President, Ecolab Services Group from 1988 to 1992, he was named President and Chief Operating Officer of the Company in August 1992 and President and Chief Executive Officer in March 1995. Assumed the additional position of Chairman of the Board in January 2000. Director of Xcel Energy Inc. Also serves as a director of Schwan's Sales Enterprises, Inc., The Soap and Detergent Association, the Ordway Center for the Performing Arts and the Guthrie Theater. Trustee of the Culinary Institute of America and of the National Restaurant Association. Member of the Board of Overseers of Carlson School of Management at the University of Minnesota, and the Board of Trustees of Hamline University.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE—CLASS III
(FOR A TERM ENDING 2004)

WILLIAM L. JEWS,  age 51.

President and Chief Executive Officer of CareFirst, Inc., a health care service holding company, and its affiliated health care services, BlueCross and BlueShield of Maryland, BlueCross and BlueShield of Delaware, BlueCross and BlueShield of the National Capital Area. Director of Ecolab since 1999. Chairman of the Finance Committee and member of the Audit Committee.

Following an extensive career in health administration, Mr. Jews served as President and Chief Executive Officer of Dimensions Health Care Corporation from 1990 to 1993. In 1993, he joined BlueCross and BlueShield of Maryland as President and Chief Executive Officer. Appointed to his current position with CareFirst in January 1998. In November 2001, CareFirst announced an agreement to merge with WellPoint Health Networks Inc., a national healthcare company. Subject to regulatory approval, the transaction is expected to close during 2003 at which time Mr. Jews is expected to lead WellPoint's Southeast Region operations. Director of The Ryland Group, Choice Hotels, MBNA, and the Federal Reserve Bank of Richmond.

JOEL W. JOHNSON,  age 59.

Chairman of the Board, President and Chief Executive Officer of Hormel Foods Corporation, a processor and marketer of meat and food products. Director of Ecolab since 1996. Vice Chairman of the Compensation Committee and of the Audit Committee.

Following an extensive career at General Foods Corporation, Mr. Johnson joined Hormel Foods Corporation in 1991 as Executive Vice President—Sales & Marketing. Advanced to President in 1992, Chief Operating Officer and Chief Executive Officer in 1993 and Chairman of the Board in 1995. Director of Hormel Foods Corporation, the Meredith Corporation and U.S. Bancorp. Also a director of The Hormel Foundation, American Meat Institute and Grocery Manufacturers Association as well as a member of Board of Overseers of the Carlson School of Management at the University of Minnesota and the Board of Trustees of Hamilton College.

ULRICH LEHNER,  age 56

President and Chief Executive Officer of Henkel KGaA, Düsseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives. Director of Ecolab since February 2001. Appointed to the Board pursuant to an understanding between the Company and Henkel (see information found at page 7 hereof under the heading "Election of Directors"). Member of the Finance and Governance Committees.

Mr. Lehner joined Henkel KGaA in 1981 and, following three years at Fried Krupp GmbH serving as Head of Controlling Department, returned to Henkel in 1986 as Head of Accounting/Taxes. Named Corporate Vice President, Finance/Controlling in 1994 and promoted to Executive Vice President, Finance/Logistics in 1995. Elected to his current position of President and Chief Executive Officer in May 2000. Director of Novartis AG and Dresdner Bank Luxemborg. Mr. Lehner also serves as Chairman of the Management Board of Henkel KGaA. He lectures as a Professor at the University of Münster, Germany.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE—CLASS I
(FOR A TERM ENDING 2005)

STEFAN HAMELMANN,  age 39.

Owner of Franz Hamelmann Baugesellschaft GmbH and Franz Hamelmann Projekt GmbH, privately held construction and development companies. Member of the Henkel family which controls Henkel KGaA, Düsseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives. Director of Ecolab since February 2001. Appointed to the Board pursuant to an understanding between the Company and Henkel (see information found at page 7 hereof under the heading "Election of Directors"). Member of the Governance Committee.

Mr. Hamelmann became a partner at Franz Hamelmann Baugesellschaft GmbH in 1993, serving as sole proprietor since 1997. Appointed as a guest member of the Shareholders' Committee of Henkel KGaA in 1997. Elected to the Henkel Shareholders' Committee in May 1999.

JAMES J. HOWARD,  age 67.

Chairman Emeritus of Xcel Energy Inc. ("Xcel"), an electricity and natural gas energy company formed by the August 2000 merger of New Century Energy and Northern States Power Company. Director of Ecolab since 1991. Chairman of the Audit Committee and member of the Finance Committee.

Mr. Howard joined Northern States Power as President and Chief Executive Officer in 1987. From 1994 until completion of the merger with New Century Energy, he served as Chairman of the Board, President and Chief Executive Officer of Northern States Power. In August 2000, Northern States Power merged with New Century Energy to form Xcel. Served as Chairman of the Board of Xcel from August 2000 to August 2001 when Mr. Howard was named Chairman Emeritus. Director of Honeywell International Inc. and Walgreen Company. He is also on the Board of Visitors for the University of Pittsburgh, Joseph M. Kats Graduate School of Business.

JERRY W. LEVIN,  age 58.

Chairman and Chief Executive Officer of American Household, Inc., a household consumer products company. Director of Ecolab since 1992. Chairman of the Governance Committee and member of the Compensation Committee.

Mr. Levin served in a number of senior executive positions with The Pillsbury Company from 1974 through 1989. In 1989, joined MacAndrews & Forbes Holdings, Inc. which controls Revlon, Inc. and The Coleman Company, among other companies. From 1989 to 1991, was Chairman of The Coleman Company, Inc. Served as President of Revlon, Inc. from 1991 to 1992 and as Chief Executive Officer of Revlon, Inc. and Revlon Consumer Products Corporation from 1992 until January 1997. In February 1997, he was appointed Chairman and Chief Executive Officer of The Coleman Company, Inc. and Chairman of Revlon, Inc. and The Cosmetic Center, Inc. He took his present position with American Household, Inc. (formerly known as Sunbeam Corporation) in June 1998. In February 2001 Sunbeam Corporation voluntarily filed a petition under Chapter 11 of the federal bankruptcy code, and emerged in December 2002 as American Household, Inc. Director of U.S. Bancorp.

ROBERT L. LUMPKINS,  age 59.

Vice Chairman and Chief Financial Officer of Cargill, Incorporated, a privately held international marketer, processor and distributor of agricultural, food, financial and industrial products. Director of Ecolab since August 1999. Vice Chairman of the Finance Committee and member of the Audit Committee.

Mr. Lumpkins joined Cargill in 1968 and served in various finance and managerial positions. Named President of the Financial Services Division in 1983 and Chief Financial Officer for Cargill Europe, Limited in 1988. Appointed Chief Financial Officer of Cargill in 1989 and elected to Cargill's Board of Directors in 1991. Elected Vice Chairman of Cargill in 1995. Director of Cargill, Incorporated. Also a director of WhereNet Corporation and serves as a trustee of Howard University and of TechnoServe Inc., and as a member of the Advisory Councils of the Stanford Business School and the Notre Dame College of Science.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Committee") is composed solely of directors who are not current or former employees of the Company. The Committee is responsible for the overall executive compensation program and reviews each component annually to maintain alignment with the Company's goals and philosophy. The Company's management and independent compensation consultants provide competitive data and assistance to help the Committee carry out its responsibilities. The Board of Directors holds authority to ratify certain actions of the Committee. The Committee intends to make all reasonable attempts to comply with the requirements to exempt executive compensation from the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code, unless the Committee determines that such compliance in given circumstances would not be in the best interests of the Company and its stockholders.

Philosophy — The Committee uses compensation to help communicate desired business results to executives and to influence them to make decisions to produce those results. The program must be competitive to attract, retain and motivate executives, and it must reinforce and complement sound management practices. In addition, the executives' interests must be effectively aligned with those of our stockholders and, to this end, the Committee has developed executive stock ownership guidelines to ensure that executives accumulate a significant ownership stake and are vested in maximizing long-term stockholder returns.

The principal components of the executive compensation program consist of base salary, annual incentives under the Management Incentive Plan or Management Performance Incentive Plan, and long-term incentives in the form of annual stock option awards. The Company's philosophy is to position the aggregate of these components at a level that is commensurate with the Company's size and performance relative to a broad range of general industry manufacturing and service companies. The Committee periodically reviews the reasonableness of total compensation levels and mix using public information from comparator company proxy statements and survey information from credible third-party general industry surveys.

Base Salary — The Committee reviews the base salary of executive officers on an annual basis in light of relevant market data and individual performance to determine whether an increase is appropriate. For the most recent fiscal year, base salary increases for executive officers other than the Chief Executive Officer averaged 4.1% excluding promotions. The Committee established a base salary of $925,000 for the Chief Executive Officer representing a 5.7% increase over the prior fiscal year. The increase was based on the Committee's assessment of the Chief Executive Officer's performance in the most recent fiscal year.

Management Incentive Plan (MIP)/Management Performance Incentive Plan (MPIP) — The MIP is a cash-based annual incentive plan that focuses executives' attention on achieving competitive annual business goals. The Committee, with input from management, sets specific performance goals at the beginning of each year and communicates them to the Company's executives. A mix of corporate and business unit goals is used to assure that executives have a reasonable measure of control over the factors affecting their awards. For the most recent fiscal year, these performance goals were based principally on earnings per share and business unit operating income and revenue goals. Target award opportunities for executive officers, other than the Chief Executive Officer, ranged from 35% to 60% of base salary. Final awards can range from 0% to 200% of the target award based on overall Company, business unit and individual performance.

The MPIP is a stockholder approved plan that is similar to the MIP, except that it is intended to qualify for the performance-based exception to the $1,000,000 deduction limitation under Section 162(m) of the Internal Revenue Code. For the most recent fiscal year, the Committee selected the Chief Executive Officer and the President, International as participants in the MPIP and established a maximum award payment opportunity equal to 250% of base salary based on the attainment of pre-established diluted earnings per share goals. Based solely on the Company's earnings per share performance for the most recent fiscal year, and the Committee's assessment of the Chief Executive Officer's performance, the Committee approved an award of 162% of base salary for the Chief Executive Officer.

The Committee, in general, makes awards based strictly on the level of achievement against pre-established goals. Under the MIP, the Committee may, in its sole discretion, make awards at a level higher or lower than that determined by strict application of achievement against goals based upon such other business and individual performance criteria as the Committee determines appropriate. Under the MPIP, however, the Committee may make awards only at a level that is at or lower than the level determined by strict application of achievement against goals.

Long-Term Incentives — The Committee uses annual grants of stock options to deliver a competitive compensation package that motivates executives to make decisions that will increase the value of Company stock, thus providing an appropriate focus on the long-term growth of the Company. When executives deliver sustained superior returns to stockholders by outperforming the general industry, they can increase their own compensation accordingly.

Stock options are granted annually under a shareholder approved plan with exercise prices not less than the fair market value of the Company's Common Stock on the date of grant, providing no value to the executive unless the Company's stock price increases after the grants are made. Except for the premium-priced stock option awards discussed below, stock options granted during the most recent fiscal year have a 10-year exercise term and vest ratably on the first three anniversaries of the date of grant, subject to accelerated vesting in the event of certain terminations of employment or a defined change-in-control of the Company. Commencing August 2001, stock options granted to plan participants, including executive officers, may be transferred to defined family members or legal entities established for their benefit, and provide for a one-time automatic grant of a reload stock option if the optionee exercises the original stock option by tendering shares of previously owned Common Stock of the Company. The reload stock option is for the same number of shares tendered to exercise the original stock option and the number of shares required to be withheld to satisfy minimum statutory tax obligations, has an exercise price equal to the fair market value of the Company's Common Stock on the reload grant date, and is immediately exercisable at any time during the remaining exercise term of the original stock option. The stock option award to the Chief Executive Officer for fiscal year 2002 was made consistent with the provisions discussed above.

In fiscal years 1998 through 2001, the Committee made special grants of premium-priced stock options to a select group of executives. The purpose of the grants was to incent the achievement of the growth goals established by the Company's strategic business plan. These options vested in February 2001 (options granted in 2001 vested six-months after grant) and have a term ending in May 2003.

Conclusion — The Committee believes that executive compensation policies and programs described in the report serve the interests of stockholders and the Company effectively. The various pay vehicles utilized maintain an appropriate balance between motivating achievement of short-term goals and strategically leading the Company in a direction to provide long-term success. The Committee will continue to monitor the effectiveness of the Company's total compensation program to ensure that it meets the needs of the Company.

Leslie S. Biller Jerry A. Grundhofer	Joel W. Johnson Jerry W. Levin

SUMMARY COMPENSATION TABLE

The following table shows cash and non-cash compensation for each of the last three years ended December 31 for the Company's Chief Executive Officer and for the next four most highly-compensated executive officers who were serving in those capacities at December 31, 2002.

		Annual Compensation							Long Term Compensation Awards

Name and Principal Position	Year	Salary(1) ($)		Bonus(1,2) ($)			Other Annual Compensation(3) ($)		Restricted Stock Award(s)(4) ($)	Securities Underlying Options(5) (#)	All Other Compensation(6) ($)

Allan L. Schuman, Chairman of the Board and Chief Executive Officer	2002 2001 2000	$ $ $	925,000 875,000 800,000	$ $ $	1,500,000 1,200,000 1,500,000	(7)	$ $ $	76,468 81,458 185,857	-0- -0- -0-	320,000 350,000 330,000	$ $ $	95,468 74,250 69,000
John P. Spooner, President—International	2002 2001 2000	$ $ $	464,000 450,000 375,000	$ $ $	402,000 247,500 225,000	(8) (9)	$ $ $	317,635 322,590 10,109	$502,880 -0- -0-	50,000 55,000 75,000	$ $ $	29,983 23,400 18,000
Douglas M. Baker, Jr. President and Chief Operating Officer(10)	2002 2001 2000	$ $	390,625 290,000 —	$ $	400,000 112,000 —			$-0- 110,115 —	$502,880 -0- —	110,000 80,000 —	$ $	31,058 13,180 —
Maurizio Nisita, Senior Vice President— Global Operations	2002 2001 2000	$ $ $	300,000 290,000 275,000	$ $ $	255,900 50,000 205,500			$-0- -0- 11,969	-0- -0- -0-	27,000 30,000 34,500	$ $ $	21,786 10,700 14,415
Steven L. Fritze, Senior Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	241,667 215,667 189,500	$ $ $	258,200 60,000 109,700			$-0- -0- 3,489	$-0- 99,275 -0-	70,000 16,000 61,500	$ $ $	19,714 8,870 8,976
(1)
Includes amounts deferred under Section 401(k) of the Internal Revenue Code, pursuant to the Company's Savings Plan, amounts deferred under a non-qualified mirror 401(k) deferred compensation plan maintained by the Company for a select group of executives and salary reductions per Section 125 of the Internal Revenue Code.

(2)
Represents annual cash awards, including awards under the Company's Management Incentive Plan ("MIP") and, if applicable, the Company's Management Performance Incentive Plan ("MPIP"). The MIP and MPIP are discussed at page 12 hereof in the "Report of the Compensation Committee on Executive Compensation."

(3)
Represents payment by the Company of: (i) certain perquisites for Messrs. Schuman, Spooner and Baker including, (a) in the case of Mr. Schuman, payment of life insurance premiums in 2002 ($41,397), 2001 ($36,729) and 2000 ($39,268), a company automobile in 2001 ($24,130) and club membership in 2000 ($42,555), (b) in the case of Mr. Spooner, payment of certain cost of living adjustments in 2002 ($24,660), home leave allowances in 2002 ($23,530), and relocation allowances in 2001 ($208,148) in connection with a foreign assignment, (c) in the case of Mr. Baker, payment of relocation allowances in 2001 ($76,533) in connection with a company transfer, and (ii) certain payroll taxes on items reported in this column. In addition, the Company maintains supplemental long-term disability benefits for a select group of executives, which benefits are self-funded. No specific allocation of cost is made to any named executive officer prior to the occurrence of a disability.

(4)
Represents the cumulative dollar value of restricted stock awards during the calendar year based on the closing market price of the Company's Common Stock on the date of grant. The recipients receive dividends declared on, and have voting power over, the restricted shares. The value and number of the aggregate shares of restricted stock held by the named executive officers at December 31, 2002 were as follows: Mr. Schuman, $321,750 with 6,500 shares; Mr. Spooner, $630,630 with 12,740 shares; Mr. Baker, $579,150 with 11,700 shares; Mr. Nisita, $51,975 with 1,050 shares; and Mr. Fritze, $29,700 with 600 shares.

  Generally, restricted stock awards vest on the second and fourth anniversary dates of the grant at the cumulative rate of 50% of each award, based on continued employment of the recipient. The number of shares awarded during 2002, 2001 and 2000, respectively, to the named executive officers were: Mr. Spooner, 11,200, 0, and 0; and Mr. Baker, 11,200, 0 and 0. Messrs. Schuman and Nisita received no restricted stock awards during the period. Mr. Fritze received a restricted stock award of 2,500 shares in May 2001 in recognition of his promotion to Senior Vice President. This special stock award vested 100% on the first anniversary date of the grant.

  Restrictions will lapse immediately on all restricted stock awards in the event of a change in control of the Company. A change in control as defined in connection with awards made in 2002 and 2001, occurs if: (i) a person or group acquires 25% or more of the Company's outstanding voting power. However, if the acquisition was approved by the Board of Directors, then a change in control occurs at 34% ownership. If the acquiring person, prior to becoming a 25% shareholder, has entered into (and is in compliance with) a shareholder agreement which imposes limits on the person's maximum shareholding, then a change in control occurs only upon acquisition of 50% of the Company's voting power; (ii) individuals who, on August 18, 2000, were members of the Board, cease for any reason to constitute at least a majority thereof (unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors on August 18, 2000, or whose election or nomination were previously so approved); (iii) there is consummated a merger or consolidation of the Company other than a merger or consolidation which would result in the voting power of the Company immediately prior to the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) over 50% of the voting power of the Company or the surviving entity immediately after such transaction and in which no person or group acquires 50% or more of the voting power of the Company or surviving entity; or (iv) the stockholders of the Company approve a plan of complete liquidation or there is consummated an agreement to sell all or substantially all of the Company's assets other than to an entity more than 50% of the voting power of which is owned by the stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale.

(5)
Includes for Mr. Baker and Mr. Fritze certain premium-priced options which offer no gain to the optionee unless the stock price exceeds $49.00.

(6)
Amounts reported for 2002 represent: (i) the maximum matching contribution made by the Company to each of the named executive officers under the Company's defined contribution 401(k) Savings Plan available generally to all employees in the following amounts: Mr. Schuman, $6,468; Mr. Spooner, $7,343; Mr. Baker, $7,433; Mr. Nisita, $7,550; and Mr. Fritze, $7,719; and (ii) the matching contributions made or to be made by the Company on base salary and bonus earned in respect of 2002 which the executive elected to defer under a non-qualified mirror 401(k) deferred compensation plan maintained by the Company for a select group of executives, in the following amounts: Mr. Schuman, $89,000; Mr. Spooner, $22,640; Mr. Baker, $23,625; Mr. Nisita, $14,236; and Mr. Fritze, $11,995. Amounts reported for 2001 for Messrs. Schuman, Spooner and Baker have been increased by $12,000, $2,475 and $1,120 respectively, to include an additional matching contribution on bonus earned in respect of 2001 which the executive elected to defer under the non-qualified mirror 401(k) deferred compensation plan referred to above, due to a plan amendment which took effect prior to the date such bonus deferrals were actually credited.

(7)
The 2001 bonus for Mr. Schuman was comprised of a special discretionary payment of $200,000, separate from the regular MPIP which did not fund, based on 2001 Company performance and a $1,000,000 special payment relating to the transaction whereby the Company acquired a 100% interest in the Henkel-Ecolab joint venture.

(8)
The bonus for Mr. Spooner includes a one-time bonus paid on the completion of a foreign assignment.

(9)
The bonus for Mr. Spooner was guaranteed for 2001.

(10)
Mr. Baker became an executive officer on January 1, 2001.

OPTION GRANTS IN 2002

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)

Name	Number of Securities Underlying Options Granted(2) (#)	Percent of Total Options Granted to Employees in 2002		Exercise or Base Price ($/Sh)		Expiration Date	0% ($)	5% ($)		10% ($)

Allan L. Schuman	320,000	13.3%			$48.68	12/05/12	-0-		$9,813,888		$24,768,384
John P. Spooner	50,000	2.1%			$48.68	12/05/12	-0-		$1,533,420		$3,870,060
Douglas M. Baker, Jr.	110,000	4.6%			$48.68	12/05/12	-0-		$3,373,524		$8,514,132
Maurizio Nisita	27,000	1.1%			$48.68	12/05/12	-0-		$828,047		$2,089,832
Steven L. Fritze	10,000 60,000	0.4 2.49	% %	$ $	45.305 48.68	05/10/12 12/05/12	-0- -0-	$ $	285,422 1,840,104	$ $	720,350 4,644,072
(1)
The dollar amounts under these columns are the results of calculations at the 0%, 5% and 10% compounded growth rates set or permitted by the SEC for the purposes of this table over a period equal to the term of the option. These rates and amounts are not intended to forecast possible future price appreciation of the Company's Common Stock. No gain to the optionees is possible without an increase in stock price.

(2)
In general, options granted in 2002 become exercisable cumulatively at the rate of 33, 67 and 100% on each anniversary of the date of grant and become exercisable earlier upon the holder's retirement under the Company's pension plan or upon a change in control of the Company. The options may be transferred to defined family members or legal entities established for their benefit, and provide for a one-time automatic grant of a reload stock option if the optionee exercises the original stock option by tendering shares of previously owned Common Stock of the Company. The reload stock option is for the same number of shares tendered to exercise the original stock option and the number of shares required to be withheld to satisfy minimum statutory tax obligations, has an exercise price equal to the fair market value of the Company's Common Stock on the reload grant date, and is immediately exercisable at any time during the remaining exercise term of the original stock option.

  For the purpose of options granted in 2002, change in control of the Company occurs if:

  •
  A person or group acquires 25% or more of the Company's outstanding voting power. However, if the acquisition was approved by the Board of Directors, then a change in control occurs at 34% ownership. If the acquiring person, prior to becoming a 25% shareholder, has entered into (and is in compliance with) a shareholder agreement which imposes limits on the person's maximum Company shareholdings, then a change in control occurs only upon acquisition of 50% of the Company's voting power.

  •
  During any 36 consecutive month period, individuals who constitute the Board on the first day of the period or any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election relating to the election of directors) whose election or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the first day of such period (or whose election or nomination were previously so approved) shall cease for any reason to constitute at least a majority of the Board of Directors.

  •
  The Company engages in a merger or consolidation, other than a merger or consolidation in which the Company's voting securities immediately prior to the transaction continue to represent over 50% of the voting power of the Company or the surviving entity immediately after the transaction and in which no person or group acquires 50% or more of the voting power of the Company or surviving entity.

  •
  The Company's stockholders approve a plan of complete liquidation or the Company sells all or substantially all of the Company's assets, other than to an entity with more than 50% of its voting power owned by the Company's stockholders in substantially the same proportion as their ownership of the Company immediately prior to the sale.

AGGREGATED OPTION EXERCISES IN 2002 AND
DECEMBER 31, 2002 OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(2)

Name	Shares Acquired on Exercise (#)	Value Realized(1) ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Allan L. Schuman	485,600	$15,439,905	1,369,166	725,834	$8,613,260	$4,832,553
John P. Spooner	-0-	-0-	411,592	116,758	$4,653,220	$777,897
Douglas M. Baker, Jr.	9,000	$325,171	100,897	161,503	$1,373,219	$688,059
Maurizio Nisita	87,600	$3,059,622	181,990	62,250	$1,210,392	$421,072
Steven L. Fritze	11,600	$418,568	102,178	88,042	$1,410,330	$300,151

(1)
Represents the difference between the fair market value of the Company's Common Stock on the exercise date and the exercise price of the option.

(2)
Represents the difference between the fair market value of the Company's Common Stock as of December 31, 2002 and the exercise price of the option.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)

The graph below compares the cumulative total shareholder return on the Company's Common Stock for the five calendar years ended December 31, 2002, with the cumulative total return on the Standard & Poor's 500 Index and the Standard & Poor's 500 Specialty Chemicals Index of the Standard & Poor's Global Industry Classification Standard, over the same periods (assuming the investment of $100 in the Company's Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's 500 Specialty Chemicals Index on January 1, 1998, and daily reinvestment of all dividends).

(1)
Total return calculations prepared by Standard & Poor's.

PENSION PLAN TABLE

Average Annual Earnings During The Highest Five Continuous Years of Eligible Service
	Combined Annual Retirement Income from the Plans with Years of Service

	10 Years	15 Years	20 Years	25 years	30 Years	35 Years	40 Years	45 Years	50 Years

$400,000	$80,000	$120,000	$160,000	$200,000	$240,000	$240,000	$240,000	$240,000	$256,788
500,000	100,000	150,000	200,000	250,000	300,000	300,000	300,000	300,000	322,538
600,000	120,000	180,000	240,000	300,000	360,000	360,000	360,000	360,000	388,288
700,000	140,000	210,000	280,000	350,000	420,000	420,000	420,000	420,000	454,038
800,000	160,000	240,000	320,000	400,000	480,000	480,000	480,000	480,000	519,788
900,000	180,000	270,000	360,000	450,000	540,000	540,000	540,000	540,538	585,538
1,000,000	200,000	300,000	400,000	500,000	600,000	600,000	600,000	601,288	651,288
1,100,000	220,000	330,000	440,000	550,000	660,000	660,000	660,000	662,038	717,038
1,200,000	240,000	360,000	480,000	600,000	720,000	720,000	720,000	722,788	782,788
1,300,000	260,000	390,000	520,000	650,000	780,000	780,000	780,000	783,538	848,538
1,400,000	280,000	420,000	560,000	700,000	840,000	840,000	840,000	844,288	914,288
1,500,000	300,000	450,000	600,000	750,000	900,000	900,000	900,000	905,038	980,038
1,600,000	320,000	480,000	640,000	800,000	960,000	960,000	960,000	965,788	1,045,788
1,700,000	340,000	510,000	680,000	850,000	1,020,000	1,020,000	1,020,000	1,026,538	1,111,538
1,800,000	360,000	540,000	720,000	900,000	1,080,000	1,080,000	1,080,000	1,087,288	1,177,288
1,900,000	380,000	570,000	760,000	950,000	1,140,000	1,140,000	1,140,000	1,148,038	1,243,038
2,000 000	400,000	600,000	800,000	1,000,000	1,200,000	1,200,000	1,200,000	1,208,788	1,308,788
2 100,000	420,000	630,000	840,000	1,050,000	1,260,000	1,260,000	1,260,000	1,269,538	1,374,538
2,200,000	440,000	660,000	880,000	1,100,000	1,320,000	1,320,000	1,320,000	1,330,288	1,440,288
2,300,000	460,000	690,000	920,000	1,150,000	1,380,000	1,380,000	1,380,000	1,391,038	1,506,038
2,400,000	480,000	720,000	960,000	1,200,000	1,440,000	1,440,000	1,440,000	1,451,788	1,571,788

The preceding table shows the estimated annual benefits payable under the Company's non-contributory qualified defined benefit Pension Plan, the Company's non-contributory non-qualified defined benefit Mirror Pension Plan and the Company's Supplemental Executive Retirement Plan (based upon a 15-year period certain for the supplemental retirement benefit and a straight life annuity for both the qualified and non-qualified pension benefits) following retirement at age 65 for sample covered compensation amounts and lengths of plan participation, without regard to vesting and offsets, if any, for benefits under the Savings Plan or any predecessor plans and Social Security. At the end of 15 years, payment of amounts attributable solely to the Supplemental Executive Retirement Plan cease. The amounts shown in the preceding table which are attributable to the Supplemental Executive Retirement Plan would be reduced by $9,960, which is the amount attributable to 50% of the primary Social Security annual retirement benefit, based upon 2002 maximum levels for retirement in 2002 at age 65, and by annuitized amounts presumed to be paid from the Company's matching contribution made prior to July 1, 1994 under the Company's Savings Plan and a former profit-sharing plan of the Company.

The table does not show the additional "past service benefit" provided under the Supplemental Executive Retirement Plan to eligible executives who are unable to earn the maximum supplemental benefit by retirement at or after age 65 because the executive was hired by the Company after age 35. The past service benefit would add an additional benefit of 1% of the difference between covered compensation at retirement and annualized earnings at the time of joining the Company ("first year earnings") for each year by which the executive's age at date of hire exceeded 35. Mr. Spooner is currently subject to these provisions and his first year earnings and estimated years of service creditable as past service are $315,000 with 12.94 years.

Applicable approximate covered compensation and credited years of service as of December 31, 2002 for the combined pensions and supplemental executive retirement benefits for the individuals named in the Summary Compensation Table at page 14 hereof are as follows: Mr. Schuman, $1,974,000 with 45.2 years; Mr. Spooner, $586,322 with 8 years; Mr. Baker, $325,143 with 13 years; Mr. Nisita, $423,780 with 28.58 years; and Mr. Fritze, $289,987 with 21.99 years.

Covered compensation is based on the executive officer's average annual earnings during the five continuous years of highest earnings. In general, there is no material variation between compensation used to determine covered compensation and the base salary and bonus compensation of executive officers as reported in the Summary Compensation Table at page 14 hereof.

Effective January 1, 2003 the Company revised the benefit formula under its non-contributory qualified defined benefit Pension Plan from a formula determined primarily by average final compensation and years of service to a cash balance formula. The new cash balance formula applies only to employees hired on or after the January 1, 2003 effective date. Employees hired before January 1, 2003 continue to accrue benefits under the formula described above. Under the new cash balance benefit formula, a participant accrues a benefit amount at the end of each plan year equal to 5% of the participant's covered compensation for that plan year, plus an amount equal to interest based on 10-year Treasury rates applied to the participant's balance on the first day of that plan year. Covered Compensation is based on the participant's base salary and bonus compensation for a plan year. There is no material variation between compensation used to determine covered compensation and the base salary and bonus compensation reported in the Summary Compensation Table reported on page 14 hereof. None of the named executive officers is covered under the cash balance benefit formula, since each became employed with the Company prior to January 1, 2003.

Severance Policy and Severance Agreements — The Company has adopted a Change in Control Severance Compensation policy (the "Policy"). The Policy applies to elected officers of the Company, which includes each named executive officer listed in the Summary Compensation Table on page 14. The Policy, in general, runs until the later of either two years after a notice of termination of the Policy is given by the Board of Directors or, if a change in control has occurred, two years after a change in control.

Under the Policy, if within two years following a change in control the officer's employment with the Company is terminated without Just Cause (as defined in the Policy) or the officer voluntarily terminates his/her employment for Good Reason (as defined in the Policy), the officer is entitled to a severance payment. The severance payment is paid in a lump sum and is equal to the aggregate of (i) two times the sum of the officer's base salary plus target annual bonus; and (ii) a pro-rated portion of the target annual bonus for the year of termination. The officer also is entitled to payment of reasonable outplacement service fees up to 20% of base salary and continuation, for up to 18 months, of medical and dental health coverage at the cost the officer paid prior to termination of employment. It is a condition of the payment of such benefits that the officer provide the Company with a release from claims against the Company.

In addition, the Company's non-qualified deferred compensation plans provide that the interests of participants shall vest and become non-forfeitable upon a change in control of the Company. Each named executive officer listed in the Summary Compensation Table on page 14 participates in such deferred compensation plans.

For the purpose of the Policy, and the defined compensation plans, the term "change in control" has the same meaning given it in the discussion found on page 16 hereof at note (2) under the table "Option Grants in 2002."

Director Remuneration — Members of the Board of Directors who are not employees of the Company are paid an annual retainer of $24,000 and a fee of $1,200 for each Board or committee meeting they attend. Committee chairs each receive an additional fee of $6,000 per annum. Non-employee directors also receive $25,000 annually in the form of stock units (which are described under the heading "Security Ownership of Management" at page 4 hereof). In addition, non-employee directors receive stock options having an economic value (as determined by the Board) of $55,000.

Non-employee directors may elect to defer some, or all, of the cash portion of their director's fees until cessation of Board service. Deferred amounts either earn interest at market rates or are invested in the stock unit account at the election of the director. Upon cessation of Board service, deferred amounts (whether in the interest-bearing account or in the stock unit account) are paid in a lump sum or in equal installments to a maximum of ten years as elected by the director.

Non-employee directors may also elect to convert their cash compensation and their $25,000 stock unit compensation into elective stock options. The value converted purchases options having a face value (i.e., the product of (i) the market price of the stock on the date of grant and (ii) the number of options) equal to four times the amount so converted.

Commencing 2001, the options granted to Directors may be transferred to defined family members or legal entities established for their benefit, and provide for a one-time automatic grant of a reload stock option if the optionee exercises the original stock option by tendering shares of previously owned Common Stock of the Company. The reload stock option is for the same number of shares tendered to exercise the original stock option and the number of shares required to be withheld to satisfy minimum statutory tax obligations, has an exercise price equal to the fair market value of the Company's Common Stock on the reload grant date, and is immediately exercisable at any time during the remaining exercise term of the original stock option.

CERTAIN TRANSACTIONS

On November 30, 2001, the Company acquired the 50 percent of the Henkel-Ecolab joint venture ("Henkel-Ecolab") which the Company did not own, from its joint venture partner, Henkel KGaA, Düsseldorf, Germany ("Henkel") for a purchase price of approximately 483,500,000 euro, or approximately $432,700,000 at November 30, 2001 exchange rates plus $6,500,000 of direct transaction related expenses ("Purchase Price"). The acquisition is referred to herein as the "Transaction."

As a part of the Transaction, Henkel agreed to continue for up to two years, subject to mutually agreed year-to-year extensions, to provide to the Company's European businesses certain services and products which Henkel previously provided to Henkel-Ecolab prior to the Transaction on financial and other terms substantially similar to those in place prior to the closing of the Transaction. These include leased office space; certain accounting, finance, payroll, human resources, information and other administrative services and contract manufacturing and supply agreements.

Pursuant to an Intellectual Property Agreement entered into in connection with the Transaction: (i) Henkel transferred certain trademarks and patents used by Henkel-Ecolab to the Company and the Company granted a perpetual royalty-free license back to Henkel to use such transferred intellectual property outside of the cleaning and sanitizing field; and (ii) Henkel granted a perpetual (in a limited number of cases, the license for certain trademarks is limited to five years) royalty-free license to the Company to use certain other trademarks, patents and technology used by Henkel-Ecolab which were not transferred to the Company.

In connection with the Transaction, Ecolab and Henkel also entered into an Environmental Agreement dated December 7, 2000 under which Henkel agreed to indemnify Ecolab for certain environmental liabilities associated with the former Henkel-Ecolab. As of December 31, 2002, Henkel's outstanding reimbursement obligation to Ecolab for such environmental liabilities was 108,319 euro (approximately $116,000).

STOCKHOLDER AGREEMENT

In a January 9, 2003 filing with the SEC, Henkel KGaA reported that affiliates of Henkel owned 36,346,276 shares of the Company's Common Stock as set forth in the table of Security Ownership of Certain Beneficial Owners located at page 4 hereof.

Henkel's equity ownership in the Company is subject to an agreement ("Stockholder's Agreement") containing certain restrictions pertaining to, among other things, Henkel's acquisition, transfer and voting rights of the Company's Common Stock. Generally, the Stockholder's Agreement terminates when Henkel owns less than two percent of the Company's voting shares. Pursuant to the Stockholder's Agreement, Henkel is precluded from acquiring more than 35 percent of the Company's outstanding Common Stock or from acting, alone or in concert with others, to control or influence the Company.

Henkel may sell its shares of the Company's Common Stock under certain conditions specified in the Stockholder's Agreement subject to the Company's right of first refusal. In addition, Henkel has agreed to vote its shares in the case of election of directors of the Company, certain stockholder proposals, Company compensation and certain matters pertaining to the independent publicly traded nature of the Company, in accordance with the recommendations or directions of the Board. In all other cases, except with respect to certain "strategic transactions," Henkel may vote, at its option, either in accordance with the recommendation of the Board or pro rata in the same manner and proportion that votes of the stockholders of the Company (other than Henkel and officers or directors of the Company) have been cast. Any vote with respect to "strategic transactions" (for example, the proposal described at page 21 to amend Ecolab's Restated Certificate of Incorporation to increase the authorized Common Stock, as well as a disposition, recapitalization, liquidation or consolidation of the Company or other transactions which could reasonably be expected to have a material effect upon Henkel's investment in the Common Stock) may be cast at Henkel's sole discretion. Henkel also is entitled to designate nominees for election to the Company's Board of Directors proportionate to the percentage of its holding of voting securities in the Company (rounded down to the nearest whole number). Currently, Henkel has designated for election three of the Company's directors. Those directors are: Stefan Hamelmann, Jochen Krautter and Ulrich Lehner. Further information concerning Henkel directorships is found at page 7 hereof under the heading "Election of Directors."

In addition, the Stockholder's Agreement provides that beginning in 2011 Henkel will be permitted to make proposals to the Company's Board of Directors to acquire all, but not less than all, of the Company's outstanding voting shares at certain times, and under terms and conditions set forth in the Stockholder's Agreement.

COMPANY TRANSACTIONS

During 2002, the Company sold products and services in the amount of approximately $6,986,000 to Henkel and its affiliates, and purchased products and services in the amount of approximately $82,743,000 from Henkel and its affiliates. The sales were made at prices comparable to prices charged to other customers and the Company believes that the amounts paid for products and services purchased were comparable with prices charged by other suppliers for similar products. The payments for products and services include amounts paid to Henkel and its affiliates for administrative services and for products under supply arrangements by Ecolab affiliates in approximately 25 countries outside of Europe where Ecolab formerly acquired industrial and institutional cleaning and sanitizing businesses from Henkel. Transactions between Henkel and Ecolab's recently acquired European operations are reflected in the above numbers beginning in 2002.

PROPOSAL TO AMEND ECOLAB'S RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK

The Company's Board of Directors has approved and recommends to the stockholders a proposal to amend Article III of the Company's Restated Certificate of Incorporation (the "Certificate") to increase the total number of shares of all classes of the Company's capital stock from 215,000,000 to 415,000,000 shares, by increasing the number of authorized shares of Common Stock, par value $1.00 per share, from 200,000,000 shares to 400,000,000 shares and that the Certificate, as so amended, be restated in its entirety. The amendment to the Certificate is shown on the Appendix to this Proxy Statement.

As of February 28, 2003, 130,143,441 shares of Common Stock were issued and outstanding. In addition, as of that date, 17,816,889 shares of Common Stock were reserved for issuance pursuant to the Company's employee benefit plans. As a result, only 52,039,670 shares of Common Stock (including shares held in Treasury) remained available for future corporate purposes.

The Board of Directors believes that the proposed increase in the authorized Common Stock is in the best interests of the Company and its stockholders.

Reasons for the Proposal

The Board of Directors is submitting the proposed amendment to the stockholders at this time in order to provide the Company with the flexibility to issue Common Stock for a variety of proper corporate purposes, including effecting a split of the Company's Common Stock, without the need for further action by the Company's stockholders, except as may be required by law, regulation or stock exchange rule.

In addition to providing flexibility to effect a stock split, an increase in the authorized Common Stock will better position the Company to take prompt advantage of opportunities for which the issuance of Company stock might be appropriate, including, without limitation, the sale of stock to obtain additional capital funds, the purchase of property or assets, mergers and acquisitions and other bona fide corporate purposes. If the amendment were postponed until specific needs arose for an amount of shares in excess of the amount of Common Stock authorized for issuance, the Company's ability to respond promptly and effectively might be adversely impacted by the additional expenses and delay resulting from the stockholder approval process. From time to time, the Board of Directors considers transactions involving the issuance of shares of Common Stock, but the Company has no present arrangements, agreements, understandings or plans for any such use of the additional shares proposed to be authorized by the amendment. Further, any such transactions are necessarily contingent upon numerous factors, including without limitation, the number of shares of Common Stock of the Company authorized for issuance, fluctuations in the stock market, the prevailing condition of the overall economy and the market price of the Common Stock.

Certain Effects of the Proposal

The Board of Directors is authorized to issue the Common Stock for such consideration as the Board may fix and for any corporate purposes. Such issuance can be undertaken without the further action of stockholders except as may be required by law, regulation or stock exchange rule.

If the proposal is approved, the holders of additional shares of Common Stock issued in the future would have the same rights and privileges as the holders of Common Stock currently authorized and outstanding. The Company's stockholders do not have preemptive rights with respect to future issuances of additional shares of Common Stock, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock of the Company in order to maintain their proportionate ownership interest. As a result, the issuance of a significant amount of additional authorized Common Stock (other than as the result of a stock split or other pro rata distribution to stockholders) would result in a significant dilution of the beneficial ownership interests and/or voting power of each Company stockholder who does not purchase additional shares to maintain his or her pro rata interest.

Anti-Takeover Effects and Other Provisions

The rules of the Securities and Exchange Commission require that the Company discuss the following additional matters.

Although an increase in the authorized shares could, under certain circumstances, also be construed as having an anti-takeover effect (e.g., the additional shares could be used to dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the current proposal to amend the Certificate is not in response to any such effort, nor is it part of a plan to recommend a series of similar amendments. The Board does not currently contemplate other amendments to the Certificate which have or could potentially have anti-takeover effects.

The Company has adopted a Stockholder Rights Agreement (the "Rights Agreement"), as last amended November 5, 2001, designed to promote continuity and stability, deter coercive or partial takeover offers which will not provide fair value to all stockholders, and to generally enhance the Board's ability to represent all stockholders and thereby maximize stockholder value. The Rights Agreement provides, among other things, that upon the occurrence of certain triggering events, each Right will become exercisable for an amount of Company Common Stock having a fair market value at such time equal to twice the exercise price of the Right. No such triggering event has occurred and the Board of Directors is not currently aware of any events which would suggest a triggering event is likely to occur. However, were such an event to occur, and if holders of Rights elected to exercise the Rights to purchase Common Stock, then shares of Common Stock issued upon such exercise might include shares authorized under the proposed amendment. However, the capital increase is not being proposed for purposes of the Rights Agreement and the Board believes that the Rights Agreement operates effectively without such increase.

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K, dated February 24, 1996. The Amendment, dated November 5, 2001, to the Rights Agreement was filed as an Exhibit to the Company's Form 8A/A filed November 6, 2001. The foregoing summary description of the Rights and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

The Company's Board of Directors is authorized to issue shares of preferred stock, no par value, in one or more series without further action by the Company's stockholders, unless required by law, regulation or stock exchange rules. The Board of Directors is authorized to establish the rights, preferences, privileges and restrictions, such as voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of a series of preferred stock. The authority of the Board of Directors to issue other series of preferred stock and to set the terms of the preferred stock could also discourage or defeat unsolicited share accumulation programs and acquisition proposals.

The Company is also subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation owned, within three years prior to the determination of interested stockholder status, 15% or more of a corporation's voting stock. The existence of this provision could prevent a takeover of the Company with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the Company's Common Stock.

The Company's Certificate and By-Laws also contain the following provisions which may deter or discourage takeover attempts by making it more difficult for a person who has gained a substantial equity interest in the Company to effectively exercise control.

  •
  The Certificate does not provide for cumulative voting in the election of directors, classifies the Board of Directors into three classes of directors serving staggered three-year terms, and provides that the Board has the exclusive right to determine the number of directors. Further, a director of the Company can be removed only for cause upon the vote of a majority of the shares entitled to vote.

  •
  The By-Laws provide that 80 percent or more of the required voting power of stockholders is necessary to call a special meeting of stockholders.

  •
  The Certificate provides that the Board has the exclusive right to determine matters involving Board governance and the Board's power to manage and direct the business of the Company, and no by-law shall be adopted to impede such right of the Board.

  •
  The Certificate contains provisions which require that a Business Combination between the Company and an Interested Stockholder (generally any holder of more than 10 percent of the voting power) would require approval of the affirmative vote of 80 percent of the voting power of the voting stock unless either (a) a majority of the directors who are not affiliated with the Interested Stockholder and who were directors before the Interested Stockholder acquired its 10 percent interest has approved such Business Combination or (b) certain form of consideration, minimum price and procedural conditions have been met. If the 80 percent vote required by the Certificate is obtained in connection with a particular Business Combination, satisfaction of the conditions specified in (a) and (b) would not be required.

  •
  The By-Laws require advance notice, complying with certain specific requirements, of stockholder nominations for directors to be elected and stockholder proposals to be considered at any Annual Meeting.

Effective Date

If approved, the amendment would become effective upon the filing with the Secretary of State of Delaware of a Restated Certificate of Incorporation, which filing is expected to take place shortly after the stockholders approve the amendment. The only changes to the current Certificate are those made by the proposed amendment. Stockholder approval of the amendment will also constitute approval of the filing of a Restated Certificate of Incorporation incorporating the amendment to the Certificate as shown on the attached Appendix to this Proxy Statement.

Board of Directors Recommendation

The Board of Directors recommends that the stockholders vote FOR approval of the capital increase amendment. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the capital increase amendment.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter and the functions of the Committee are described under the heading "Board Committees—Audit Committee" on page 5 hereof. The Audit Committee's charter recognizes that (i) it is the responsibility of Management to prepare the Company's financial statements in accordance with Accounting Principles Generally Accepted in the United States of America and to maintain an effective system of internal control; and (ii) it is the responsibility of the independent accountants to plan and conduct the annual audit and express their opinion on the consolidated financial statements in accordance with professional standards. As recognized in the charter, the Committee's responsibilities include overseeing, on behalf of the Board of Directors, the work of the participants in the reporting and internal control process.

In this context, the Audit Committee has (i) reviewed and discussed the audited consolidated financial statements of the Company as of December 31, 2002 and for the year then ended (the "Financial Statements") with management which has represented that the Financial Statements were prepared in accordance with Accounting Principles Generally Accepted in the United States of America, (ii) discussed the Financial Statements with PricewaterhouseCoopers LLP (the Company's independent accountants), including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committee), and (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP their independence. The Committee has also considered whether PricewaterhouseCoopers LLP's provision of non-audit services as set forth below under the heading "Independent Accountant's Fees—All Other Fees" is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

James J. Howard	Joel W. Johnson
William L. Jews	Robert L. Lumpkins

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Upon the recommendation of its Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC") as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2003 and to perform other appropriate services. Representatives of PwC are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Under the laws of the State of Delaware, stockholder ratification of the appointment of independent accountants is not required. However, the Company deems it advisable to submit the appointment of PwC for stockholder consideration and ratification. If the appointment is not ratified, the Board of Directors will reconsider the matter, but will not be required to change its decision to appoint PwC as independent accountants. The Board of Directors recommends a vote FOR the ratification of the appointment of PwC as independent accountants for the Company.

PwC has provided audit and non-audit services to the Company in 2002, the aggregate fees and expenses of which are shown below.

INDEPENDENT ACCOUNTANT'S FEES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP ("PwC") for the years ended December 31, 2002 and 2001.

			2002	2001

(1)	Audit Fees(a)		$2,739,000	$2,104,000
(2)	Financial Information Systems Design and Implementation Fees		-0-	-0-
(3)	All Other Fees:
	(i)	Audit-related Fees(b)	$381,000	$447,000
	(ii)	Tax Fees(c)	$1,235,000	$1,462,000
	(iii)	Other Fees	-0-	-0-
(a)
Fees and expenses paid to PwC for (i) the audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K; (ii) the reviews of the interim consolidated financial information included in the Company's Quarterly Reports on Form 10-Q; (iii) statutory audits of certain international subsidiaries; (iv) the audit of the combined financial statements of Henkel-Ecolab for its fiscal year ended November 30, 2001, that are also included in the Company's Annual Report on Form 10-K; (v) consultations concerning financial accounting and reporting; (vi) comfort letters; (vii) reviews of documents filed with the SEC and consents; and (viii) allowable pension valuation services.

(b)
Fees and expenses paid to PwC for (i) benefit plans and other special audits; (ii) due diligence services; and (iii) other attestation services.

(c)
Fees and expenses paid to PwC for (i) tax compliance; (ii) tax planning; (iii) tax advice; and (iv) expatriate tax services.

The Audit Committee has pre-approved, under delegated authority, projects for certain permissible non-audit services. During 2002, the Audit Committee reviewed the scope and extent of services to be provided by PwC, including related fees. With respect to non-audit services, fees and expenses of more than $100,000 per project require pre-approval of the Audit Committee, as determined by the

Committee Chair. Substantially all of the professional services provided by PwC in 2002 and their related fees were pre-approved by the Audit Committee under its existing policy.

OTHER MATTERS

Proxy Solicitation — The Company will bear the cost of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks or other nominees for forwarding proxy material to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, the Internet or personally. The Company has retained Georgeson Shareholder Communications, Inc., Wall Street Plaza, New York, NY 10005, to aid in the solicitation of proxies for a fee of $8,000 plus expenses. Proxies may also be solicited by certain directors, officers and employees of the Company without extra compensation.

Future Stockholder Proposals — Deadline for Inclusion in Proxy — Any stockholder proposal to be considered by the Company for inclusion in the Proxy Statement and form of proxy for next year's Annual Meeting of Stockholders, expected to be held in May 2004, must be received by the Secretary of the Company at the Company's principal executive offices located at the address found at the top of page 1, no later than December 1, 2003.

Other Stockholder Proposals/Director Nominations — Deadline for Consideration — Stockholder proposals not included in a proxy statement for an Annual Meeting as well as proposed stockholder nominations for the election of directors at an Annual Meeting must each comply with advance notice procedures set forth in the By-Laws of the Company in order to be properly brought before that Annual Meeting of Stockholders. In general, written notice of a stockholder proposal or a director nomination must be delivered to the Secretary of the Company not less than 90 days nor more than 135 days prior to the anniversary date of the preceding Annual Meeting of Stockholders. With regard to next year's Annual Meeting of Stockholders, expected to be held in May 2004, the written notice must be received between December 26, 2003 and February 9, 2004 inclusive.

In addition to timing requirements, the advance notice provisions of the By-Laws contain informational content requirements which must also be met. A copy of the By-Law provisions governing these timing procedures and content requirements may be obtained by writing to the Secretary of the Company. If the presiding officer of the Annual Meeting of Stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, such business shall not be transacted or such defective nomination shall not be accepted.

                      By Order of the Board of Directors

                      Lawrence T. Bell
                      Senior Vice President—Law,
                      General Counsel and Secretary

March 31, 2003

APPENDIX

Set forth below is the first paragraph of Article III of the Ecolab Inc. Restated Certificate of Incorporation as proposed to be amended. The remainder of Article III is unchanged.

ARTICLE III

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is four hundred fifteen million (415,000,000) consisting of four hundred million (400,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share and fifteen million (15,000,000) shares of Preferred Stock without par value. The number of authorized shares of any class of capital stock may be increased or decreased by the affirmative vote of the holders of a majority of capital stock of the Corporation entitled to vote.

A

Directions to the Ecolab Annual Meeting

The Ordway Center for the Performing Arts is located in downtown Saint Paul at 345 Washington Street, directly across from Rice Park. There are numerous paid ramps and parking meters within easy walking distance. The closest parking ramps are The St. Paul, RiverCentre, Lawson Commons, Kellogg Street Ramp, and Landmark Towers.

B

ECOLAB INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8985
EDISON, NJ 08818-8985

Voter Control Number

Your vote is important. Please vote immediately.

	Vote-by-Internet www.eproxyvote.com/ecl	[GRAPHIC]	OR		Vote-by-Telephone 1-877-779-8683	[GRAPHIC]

1.	Log on to the Internet and go to http://www.eproxyvote.com/ecl.			1.	Call toll-free 1-877-779-8683; or International callers may dial 201-536-8073.
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.			2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
☒	Please mark votes as in this example.	5152

Directors recommend a vote FOR all Nominees and FOR Proposals 2 and 3.

ECOLAB INC.						FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Election of 4 Directors. (see reverse)	FOR FOR ☐ ALL NOMINEES	WITHHELD ☐ WITHHELD FROM ALL NOMINEES	2.	Amend Ecolab Inc. Restated Certificate of Incorporation to Increase Authorized Common Stock.	☐	☐	☐	3.	Ratify Appointment of Independent Accountants.	☐	☐	☐
		For all nominees except as written above

						Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.
Signature:	Date:	Signature:	Date:

ON-LINE ANNUAL MEETING MATERIALS (www.econsent.com/ecl)

        Although you received these materials by regular mail this year, you can still vote your shares conveniently on-line or by telephone. Please see the reverse side for instructions.

        Additionally, you may choose to receive future Annual Meeting materials (annual report, notice of annual meeting, proxy statement, proxy card and your voter control number) on-line. By choosing to become one of Ecolab's future electronic recipients, you help support Ecolab in its efforts to control printing and postage costs.

        If you choose the option of electronic delivery and voting on-line, you will receive an e-mail before all future Annual and/or Special Meetings of Stockholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote.

        To find out more information, or to enroll to receive future proxy materials on-line, please go to www.econsent.com/ecl.

INTERNET ACCOUNT ACCESS (http://ecolab.equiserve.com)

        Shareholders of record may view their shareholder account information on-line at http://ecolab.equiserve.com. For log-in assistance, shareholders may call the transfer agent toll-free at 1-877-843-9327. International callers may dial 201-536-8071.

DETACH HERE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ECOLAB INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2003

        The undersigned hereby appoints Allan L. Schuman, Lawrence T. Bell and Timothy P. Dordell, and each of them, with full power of substitution to each as proxies to represent the undersigned at the Annual Meeting of Stockholders of Ecolab Inc., to be held in the McKnight Theatre at the Ordway Center for the Performing Arts, 345 Washington Street, St. Paul, MN on Friday, May 9, 2003 at 10:00 a.m. and at any adjournment(s) thereof, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposals as set forth in the Proxy Statement, and in their discretion, upon any other matters that may properly come before the meeting.

        Nominees for election to Board of Directors:

        1.  Leslie S. Biller        2.  Jerry A. Grundhofer        3.  Jochen Krautter        4.  Allan L. Schuman

        You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The tabulator cannot vote your shares unless you sign and return this card, or you use the telephone or internet voting services.